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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934
                  or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                             Commission File Number 1-10570-02

                        BJ SERVICES COMPANY MIDDLE EAST
             (Exact name of registrant as specified in its charter)

       5500 NORTHWEST CENTRAL DRIVE, HOUSTON, TEXAS 77092 (713) 462-4239 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              SUBSIDIARY GUARANTEE
                                       OF
              7% NOTES DUE 2006, SERIES B, OF BJ SERVICES COMPANY
             (Title each class of securities covered by this Form)

                                      NONE
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [ X ]     Rule 12h-3(b)(1)(ii)    [   ]
     Rule 12g-4(a)(1)(ii)   [   ]     Rule 12h-3(b)(2)(i)     [   ]
     Rule 12g-4(a)(2)(i)    [   ]     Rule 12h-3(b)(2)(ii)    [   ]
     Rule 12g-4(a)(2)(ii)   [   ]     Rule 15d-6              [   ]
     Rule 12h-3(b)(1)(i)    [ X ]

         Approximate number of holders of record as of the certification or notice date:

              (This Guarantee has been extinguished pursuant to the terms of the Indenture governing the 7% Senior Notes Due 2006.)

         Pursuant to the requirements of the Securities Exchange Act of 1934, BJ Services Company Middle East has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: December 23, 1997                   By:   /s/ Margaret B. Shannon
                                                -------------------------------
                                                Margaret B. Shannon
                                                Vice President and Secretary